The information in this preliminary pricing supplement is not complete and may be changed. This preliminary pricing supplement and the accompanying product supplement, prospectus supplement and prospectus are not an offer to sell these notes and we are not soliciting an offer to buy these notes in any jurisdiction where the offer or sale is not permitted.

Subject To Completion, dated May 30, 2023

PRICING SUPPLEMENT No. WFC213 dated June __, 2023
(To Product Supplement No. WF2 dated March 28, 2023,
Prospectus Supplement dated September 14, 2021
and Prospectus dated September 14, 2021)
Filed Pursuant to Rule 433 Registration Statement No. 333-259205

Royal Bank of Canada Senior Global Medium-Term Notes, Series I Equity Index Linked Notes
Market Linked Notes—Upside Participation to a Cap and Principal Return at Maturity Notes Linked to the Nasdaq-100 Index® due January 5, 2027

■   Linked to the Nasdaq-100 Index® (the "Index")
■   Unlike ordinary debt securities, the notes do not pay interest. Instead, the notes provide for a maturity payment amount that may be greater than or equal to the principal amount of the notes, depending on the performance of the Index from the starting level to the ending level. The maturity payment amount will reflect the following terms:
■ If the level of the Index increases, you will receive the principal amount plus a positive return equal to 100% of the percentage increase in the level of the Index from the starting level to the ending level, subject to a maximum return at maturity of at least 28.00% (to be determined on the pricing date) of the principal amount. As a result of the maximum return, the maximum maturity payment amount will be at least $1,280.00 per note
■ If the level of the Index remains flat or decreases, you will receive the principal amount, but you will not receive any positive return on your investment.
■   Repayment of principal at maturity regardless of Index performance (subject to issuer credit risk)
■   All payments on the notes are subject to credit risk, and you will have no ability to pursue any securities included in the Index for payment; if Royal Bank of Canada, as issuer, defaults on its obligations, you could lose some or all of your investment
■   No periodic interest payments or dividends
■   No exchange listing; designed to be held to maturity

Our initial estimated value of the notes as of the pricing date is expected to be between $900.00 to $946.70 per $1,000 in principal amount, and will be less than the public offering price. The final pricing supplement relating to the notes will set forth our estimate of the initial value of the notes as of the pricing date. The market value of the notes at any time will reflect many factors, cannot be predicted with accuracy, and may be less than this amount. See "Estimated Value of the Notes" for further information.
The notes have complex features and investing in the notes involves risks not associated with an investment in conventional debt securities. See "Selected Risk Considerations" beginning on page PRS-8 herein and "Risk Factors" beginning on page S-2 of the accompanying product supplement.
The notes are the unsecured obligations of Royal Bank of Canada, and, accordingly, all payments on the notes are subject to the credit risk Royal Bank of Canada. If Royal Bank of Canada, as issuer, defaults on its obligations, you could lose some or all of your investment. The notes are not insured by the Federal Deposit Insurance Corporation, the Deposit Insurance Fund, the Canada Deposit Insurance Corporation or any other governmental agency.
Neither the Securities and Exchange Commission nor any state securities commission or other regulatory body has approved or disapproved of these notes or passed upon the accuracy or adequacy of this pricing supplement or the accompanying product supplement, prospectus supplement and prospectus. Any representation to the contrary is a criminal offense.

	Original Offering Price	Agent Discount(1)(2)	Proceeds to Royal Bank of Canada
Per Note	$1,000.00	Up to $38.25	$961.75
Total
(1)
Wells Fargo Securities, LLC is the agent for the distribution of the notes and is acting as principal. See "Terms of the Notes—Agent" and "Estimated Value of the Notes" in this pricing supplement for further information.

(2)
In addition to the foregoing, in respect of certain notes sold in this offering, our affiliate, RBC Capital Markets, LLC ("RBCCM"), may pay a fee of up to $1.00 per note to selected securities dealers in consideration for marketing and other services in connection with the distribution of the notes to other securities dealers.

Wells Fargo Securities

Market Linked Notes—Upside Participation to a Cap and Principal Return at Maturity Notes Linked to the Nasdaq-100 Index® due January 5, 2027
Terms of the Notes

Issuer:	Royal Bank of Canada (the "Bank").
Market Measure:	Nasdaq-100 Index® (the "Index").
Pricing Date*:	June 29, 2023.
Issue Date*:	July 5, 2023.
Original Offering Price:	$1,000 per note.
Principal Amount:	$1,000 per note. References in this pricing supplement to a "note" are to a note with a principal amount of $1,000.
Maturity Payment Amount:
On the stated maturity date, you will be entitled to receive a cash payment per note in U.S. dollars equal to the maturity payment amount. The "maturity payment amount" per note will equal:
•     if the ending level is greater than the starting level: $1,000 plus the lesser of:
(i) $1,000 × index return × upside participation rate; and
(ii) the maximum return; or
 •    if the ending level is less than or equal to the starting level: $1,000

All payments on the notes are subject to credit risk; if Royal Bank of Canada, as issuer, defaults on its obligations, you could lose some or all of your investment.
Stated Maturity Date*:	January 5, 2027, subject to postponement. The notes are not subject to redemption by Royal Bank of Canada or repayment at the option of any holder of the notes prior to the stated maturity date.
Starting Level:	____, the closing level of the Index on the pricing date.
Closing Level:	Closing level has the meaning set forth under "General Terms of the Notes—Certain Terms for Notes Linked to an Index—Certain Definitions" in the accompanying product supplement.
Ending Level:	The "ending level" will be the closing level of the Index on the calculation day.
Maximum Return:
The "maximum return" will be determined on the pricing date and will be at least 28.00% of the principal amount per note (at least $280.00 per note). As a result of the maximum return, the maximum maturity payment amount will be at least $1,280.00 per note.

Upside Participation Rate:	100%.
Index Return:	The "index return" is the percentage change from the starting level to the ending level, measured as follows: ending level – starting level starting level
Calculation Day*:	December 28, 2026, subject to postponement.
Market Disruption Events and Postponement Provisions:
The calculation day is subject to postponement due to non-trading days and the occurrence of a market disruption event. In addition, the stated maturity date will be postponed if the calculation day is postponed and will be adjusted for non-business days.
For more information regarding adjustments to the calculation day and the stated maturity date, see "General Terms of the Notes—Consequences of a Market Disruption Event; Postponement of a Calculation Day—Notes Linked to a Single Market Measure" and "—Payment Dates" in the accompanying product supplement. In addition, for information regarding the circumstances that may result in a market disruption event, see "General Terms of the Notes—Certain Terms for Notes Linked to an Index—Market Disruption Events" in the accompanying product supplement.

Calculation Agent:	RBC Capital Markets, LLC ("RBCCM")
Material Tax Consequences:
For a discussion of the material U.S. federal income and certain estate tax consequences of the ownership and disposition of the notes, see "United States Federal Tax Considerations", and the section "United States Federal Tax Considerations" in the product supplement. For a discussion of the material Canadian federal

PRS-2

Market Linked Notes—Upside Participation to a Cap and Principal Return at Maturity Notes Linked to the Nasdaq-100 Index® due January 5, 2027
income tax consequences relating to the notes, please see the section of the product supplement, "Canadian Federal Income Tax Consequences."
Agent:
Wells Fargo Securities, LLC ("WFS"). The agent will receive the agent discount set forth on the cover page of this document. The agent may resell the notes to other securities dealers at the original offering price of the notes less a concession not in excess of $22.50 per note. Such securities dealers may include Wells Fargo Advisors (“WFA”) (the trade name of the retail brokerage business of WFS's affiliates, Wells Fargo Clearing Services, LLC and Wells Fargo Advisors Financial Network, LLC). In addition to the concession allowed to WFA, WFS may pay $0.75 per note of the agent’s discount to WFA as a distribution expense fee for each note sold by WFA.
In addition to the forgoing, in respect of certain notes sold in this offering, our affiliate, RBCCM, may pay a fee of up to $1.00 per note to selected securities dealers in consideration for marketing and other services in connection with the distribution of the notes to other securities dealers.
WFS and/or RBCCM, and/or one or more of their respective affiliates expects to realize hedging profits projected by their proprietary pricing models to the extent they assume the risks inherent in hedging our obligations under the notes. If WFS or any other dealer participating in the distribution of the notes or any of their affiliates conducts hedging activities for us in connection with the notes, that dealer or its affiliates will expect to realize a profit projected by its proprietary pricing models from those hedging activities. Any such projected profit will be in addition to any discount, concession or fee received in connection with the sale of the notes to you.

Denominations:	$1,000 and any integral multiple of $1,000.
CUSIP:	78016NDR5

*
To the extent that we make any change to the expected pricing date or expected issue date, the calculation day and stated maturity date may also be changed in our discretion to ensure that the term of the notes remains the same.

PRS-3

Market Linked Notes—Upside Participation to a Cap and Principal Return at Maturity Notes Linked to the Nasdaq-100 Index® due January 5, 2027
Additional Information about the Issuer and the Notes
You should read this pricing supplement together with product supplement No. WF2 dated March 28 2023, the prospectus supplement dated September 14, 2021 and the prospectus dated September 14, 2021, relating to our Senior Global Medium-Term Notes, Series I, of which these notes are a part. Information included in this pricing supplement supersedes information in the product supplement, prospectus supplement and prospectus to the extent it is different from that information. Certain defined terms used but not defined herein have the meanings set forth in the product supplement, prospectus supplement or prospectus.
When we refer to "we," "us" or "our" in this pricing supplement, we refer to Royal Bank of Canada.
You may access the product supplement, prospectus supplement and prospectus on the SEC website www.sec.gov as follows (or if such address has changed, by reviewing our filing for the relevant date on the SEC website):
•	Product Supplement No. WF2 dated March 28, 2023:
https://www.sec.gov/Archives/edgar/data/1000275/000114036123014120/brhc10050387_424b5.htm
•	Prospectus Supplement dated September 14, 2021:
https://www.sec.gov/Archives/edgar/data/1000275/000121465921009472/rbcsupp911210424b3.htm
•	Prospectus dated September 14, 2021:
https://www.sec.gov/Archives/edgar/data/1000275/000121465921009470/rbc911212424b3.htm
Our Central Index Key, or CIK, on the SEC website is 1000275.
Please see the section "Documents Incorporated by Reference" on page i of the above prospectus for a description of our filings with the SEC that are incorporated by reference therein.
The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling your financial advisor or by calling Royal Bank of Canada toll-free at 1-877-688-2301.

PRS-4

Market Linked Notes—Upside Participation to a Cap and Principal Return at Maturity Notes Linked to the Nasdaq-100 Index® due January 5, 2027
Estimated Value of the Notes
Our estimated initial value of the notes, which will be set forth on the cover page of the final pricing supplement relating to the notes, will be based on the value of our obligation to make the payments on the notes, together with the mid-market value of the derivative embedded in the terms of the notes. Our estimate is based on a variety of assumptions, including our internal funding rate (which represents a discount from our credit spreads), expectations as to dividends on the securities included in the Index, interest rates and volatility, and the expected term of the notes.
The notes are our debt securities. As is the case for all of our debt securities, including our structured notes, the economic terms of the notes reflect our actual or perceived creditworthiness. In addition, because structured notes result in increased operational, funding and liability management costs to us, we typically borrow the funds under these notes at a rate that is more favorable to us than the rate that we might pay for a conventional fixed or floating rate debt security of comparable maturity. This relatively lower implied borrowing rate, which is reflected in the economic terms of the notes, along with the agent discount and commission and hedging and other costs associated with the notes, typically reduces the initial estimated value of the notes at the time their terms are set.
In order to satisfy our payment obligations under the notes, we may choose to enter into certain hedging arrangements (which may include call options, put options or other derivatives) with an affiliate of the agent and/or one of our subsidiaries. The terms of these hedging arrangements may take into account a number of factors, including our creditworthiness, interest rate movements, and the tenor of the notes. The economic terms of the notes and their initial estimated value depend in part on the terms of these hedging arrangements. Our cost of hedging will include the projected profit that we or our counterparty(ies) expect to realize in consideration for assuming the risks inherent in hedging our obligations under the notes. Because hedging our obligations entails risks and may be influenced by market forces beyond our or our counterparty(ies)’ control, such hedging may result in a profit that is more or less than expected, or could result in a loss.
Any price that the agent makes available from time to time after the original issue date at which it would be willing to purchase the notes will generally reflect the agent’s estimate of their value, less a customary bid-ask spread for similar trades and the cost of unwinding any related hedge transactions. That estimated value will be based upon a variety of factors, including then prevailing market conditions and our creditworthiness. However, for a period of four months after the original issue date, the price at which the agent may purchase the notes is expected to be higher than the price that would be determined based on the agent’s valuation at that time less the bid-ask spread and hedging unwind costs referenced above. This is because, at the beginning of this period, that price will not include certain costs that were included in the original offering price, particularly a portion of the agent discount and commission (not including the selling concession) and the expected profits that we or our hedging counterparty(ies) expect to receive from our hedging transactions. As the period continues, these costs are expected to be gradually included in the price that the agent would be willing to pay, and the difference between that price and the price that would be determined based on the agent’s valuation of the notes less a bid-ask spread and hedging unwind costs will decrease over time until the end of this period. After this period, if the agent continues to make a market in the notes, the prices that it would pay for them are expected to reflect the agent’s estimated value, less the bid-ask spread and hedging unwind costs referenced above. In addition, the value of the notes shown on your account statement will generally reflect the price that the agent would be willing to pay to purchase the notes at that time.

PRS-5

Market Linked Notes—Upside Participation to a Cap and Principal Return at Maturity Notes Linked to the Nasdaq-100 Index® due January 5, 2027
Investor Considerations
The notes are not appropriate for all investors. The notes may be an appropriate investment for investors who:
◾	seek exposure to any upside performance of the Index, without exposure to any decline in the Index, by:
☐
participating 100% in the upside performance of the Index if the ending level is greater than the starting level, subject to the maximum return at maturity of at least 28.00% (to be determined on the pricing date) of the principal amount; and

☐	providing for the repayment of the principal amount at maturity regardless of the performance of the Index (subject to the credit risk of Royal Bank of Canada);
◾
are willing to accept the risk that, if the ending level is less than or equal to the starting level, the notes will only pay the principal amount per note and will not receive any positive return on the notes at maturity;

◾	are willing to forgo interest payments on the notes and dividends on the securities included in the Index; and
◾	are willing to hold the notes until maturity.
The notes may not be an appropriate investment for investors who:
◾	seek a liquid investment or are unable or unwilling to hold the notes to maturity;
◾
anticipate that the ending level will be less than or equal to the starting level, or are unwilling or unable to accept the risk that, if it is, the notes will only pay the principal amount per note at maturity and will not receive any positive return on the notes at maturity;

◾	seek uncapped exposure to the upside performance of the Index;
◾
are unwilling to purchase notes with an estimated value as of the pricing date that is lower than the original offering price and that may be as low as the lower estimated value set forth on the cover page;

◾	seek current income;
◾	are unwilling to accept the risk of exposure to the Index;
◾	seek exposure to the Index but are unwilling to accept the risk/return trade-offs inherent in the maturity payment amount for the notes;
◾	are unwilling to accept the credit risk of Royal Bank of Canada to obtain exposure to the Index generally, or to the exposure to the Index that the notes provide specifically; or
◾	prefer the lower risk of fixed income investments with comparable maturities issued by companies with comparable credit ratings.
The considerations identified above are not exhaustive. Whether or not the notes are an appropriate investment for you will depend on your individual circumstances, and you should reach an investment decision only after you and your investment, legal, tax, accounting and other advisors have carefully considered the appropriateness of an investment in the notes in light of your particular circumstances. You should also review carefully the "Selected Risk Considerations" herein and the "Risk Factors" in the accompanying product supplement for risks related to an investment in the notes. For more information about the Index, please see the section titled "The Nasdaq-100 Index®" below.

PRS-6

Market Linked Notes—Upside Participation to a Cap and Principal Return at Maturity Notes Linked to the Nasdaq-100 Index® due January 5, 2027
Determining Payment at Stated Maturity
On the stated maturity date, you will receive a cash payment per note (the maturity payment amount) calculated as follows:

PRS-7

Market Linked Notes—Upside Participation to a Cap and Principal Return at Maturity Notes Linked to the Nasdaq-100 Index® due January 5, 2027
You will receive per note: $1,000

Selected Risk Considerations
The notes have complex features and investing in the notes will involve risks not associated with an investment in conventional debt securities. Some of the risks that apply to an investment in the notes are summarized below, but we urge you to read the more detailed explanation of the risks relating to the notes generally in the "Risk Factors" section of the accompanying product supplement. You should reach an investment decision only after you have carefully considered with your advisors the appropriateness of an investment in the notes in light of your particular circumstances.
Risks Relating To The Terms And Structure Of The Notes
You May Not Receive Any Positive Return On Your Investment In The Notes.
Any amount you receive on the notes on the stated maturity date in excess of the principal amount will depend on the direction of and percentage increase, if any, in the ending level relative to the starting level. Because the level of the Index will be subject to market fluctuations, the ending level may be less than or equal to the starting level, in which case you will receive only the principal amount of your notes on the stated maturity date. Even if the ending level is greater than the starting level, the amount you receive on the stated maturity date may be only slightly greater than the principal amount, and your yield on the notes may be less than the yield you would earn if you bought a traditional interest-bearing debt security of Royal Bank of Canada or another issuer with a similar credit rating with the same stated maturity date.
No Periodic Interest Will Be Paid On The Notes.
No periodic payments of interest will be made on the notes. The only payment made on the notes will be made on the maturity date.
Your Return Will Be Limited To The Maximum Return And May Be Lower Than The Return On A Direct Investment In The Index.
The opportunity to participate in the possible increases in the level of the Index through an investment in the notes will be limited because any positive return on the notes will not exceed the maximum return. Therefore, your return on the notes may be lower than the return on a direct investment in the Index. Furthermore, the effect of the upside participation rate will be progressively reduced for all ending levels exceeding the ending level at which the maximum return is reached.
The Notes Are Subject To Credit Risk.
The notes are our obligations and are not, either directly or indirectly, an obligation of any third party. The amounts payable under the notes are subject to creditworthiness and you will have no ability to pursue any securities included in the Index for payment. As a result, our actual and perceived creditworthiness may affect the value of the notes and, in the event we were to default on the obligations under the notes, you may not receive the amounts owed to you under the terms of the notes.
The Notes Are Considered To Be Issued With Original Issue Discount And Investors May Have Taxable Income Prior To The Receipt Of The Related Cash.
A holder may be required to include income on the notes over their term for tax purposes, even though that holder will not receive any payments until maturity.  The notes are considered to be issued with original issue discount.  If you are a U.S. holder of a note, you will be required to include income on the notes over their term based upon a comparable yield, even though you will not receive any payments until maturity.  You are urged to review the section entitled “United States Federal Tax Considerations,” the section entitled "United States Federal Tax Considerations" in the product supplement and to consult your own tax advisor.
The U.S. federal income tax consequences of an investment in the notes are uncertain, and may be adverse to a holder of the notes.  No statutory, judicial, or administrative authority directly addresses the characterization of the notes or securities similar to the notes for U.S. federal income tax purposes.  As a result, significant aspects of the U.S. federal income tax consequences of an investment in the notes are not certain. The notes may be treated as "contingent payment debt instruments," as described under "United States Federal Tax Considerations." If the Internal Revenue Service (the “IRS”) were successful in asserting an alternative characterization for the notes, the timing and character of gain or loss with respect to the notes may differ.  No ruling will be requested from the IRS with respect to the notes and no assurance can be given that the IRS will agree with the statements made in the section entitled “United States Federal Tax Considerations.”
YOU ARE URGED TO CONSULT WITH YOUR OWN TAX ADVISOR REGARDING ALL ASPECTS OF THE U.S. FEDERAL INCOME TAX CONSEQUENCES OF INVESTING IN THE NOTES.

PRS-8

Market Linked Notes—Upside Participation to a Cap and Principal Return at Maturity Notes Linked to the Nasdaq-100 Index® due January 5, 2027
Risks Relating To The Estimated Value Of The Notes And Any Secondary Market
Our Initial Estimated Value Of The Notes Will Be Less Than The Original Offering Price.
Our initial estimated value of the notes will be less than the original offering price of the notes. This is due to, among other things, the fact that the original offering price of the notes reflects the borrowing rate we pay to issue notes of this kind (an internal funding rate that is lower than the rate at which we borrow funds by issuing conventional fixed rate debt), and the inclusion in the original offering price of the agent discount and commission and hedging and other costs associated with the notes. The price, if any, at which you may sell the notes prior to maturity may be less than the original offering price and our initial estimated value.
Assuming no change in market conditions or any other relevant factors, the price, if any, at which you may be able to sell your notes prior to maturity will be less than the original offering price and, subject to the discussion in the next paragraph, will be less than our initial estimated value. This is because any such sale price would not be expected to include the agent discount and commission or hedging or other costs associated with the notes, including the estimated profit that we, our affiliates, and/or any of our hedging counterparty(ies) expect to realize in consideration for assuming the risks inherent in hedging our obligations under the notes. In addition, any price at which you may sell the notes is likely to reflect customary bid-ask spreads for similar trades, and the cost of unwinding any related hedge transactions. In addition, the value of the notes determined for any secondary market price is expected to be based in part on the yield that is reflected in the interest rate on our conventional debt securities of similar maturity that are traded in the secondary market, rather than the internal funding rate that we used to price the notes and determine the initial estimated value. As a result, the secondary market price of the notes will be less than if the internal funding rate was used. These factors, together with various credit, market and economic factors over the term of the notes, and, potentially, changes in the level of the Index, are expected to reduce the price at which you may be able to sell the notes in any secondary market and will affect the value of the notes in complex and unpredictable ways. Moreover, we expect that any secondary market price will be based on WFS's valuation of the notes, which may differ from (and may be lower than) the valuation that we would determine for the notes at that time based on the methodology by which we determined the initial estimated value range set forth on the cover page of this document.
For a limited period of time after the original issue date, WFS may purchase the notes at a price that is greater than the price that would otherwise be determined at that time as described in the preceding paragraph. However, over the course of that period, assuming no changes in any other relevant factors, the price you may receive if you sell your notes is expected to decline.
The notes are not designed to be short-term trading instruments. Accordingly, you should be able and willing to hold your notes to maturity.
The Initial Estimated Value Of The Notes Is An Estimate Only, Calculated As Of The Time The Terms Of The Notes Are Set.
Our initial estimated value of the notes is based on the value of our obligation to make the payments on the notes, together with the mid-market value of the derivative embedded in the terms of the notes. Our estimate is based on a variety of assumptions, including our internal funding rate (which represents a discount from our credit spreads), expectations as to dividends on the securities included in the Index, interest rates and volatility, and the expected term of the notes. These assumptions are based on certain forecasts about future events, which may prove to be incorrect. Other entities, including WFS in connection with determining any secondary market price for the notes, may value the notes or similar notes at a price that is significantly different than we do.
The value of the notes at any time after the pricing date will vary based on many factors, including changes in market conditions, and cannot be predicted with accuracy. As a result, the actual value you would receive if you sold the notes in any secondary market, if any, should be expected to differ materially from our initial estimated value of your notes.
The Value Of The Notes Prior To Stated Maturity Will Be Affected By Numerous Factors, Some Of Which Are Related In Complex Ways.
The value of the notes prior to stated maturity will be affected by the then-current level of the Index, interest rates at that time and a number of other factors, some of which are interrelated in complex ways. The effect of any one factor may be offset or magnified by the effect of another factor. The following factors, which we refer to as the "derivative component factors," and which are described in more detail in the accompanying product supplement, are expected to affect the value of the notes: Index performance; interest rates; volatility of the Index; time remaining to maturity; and dividend yields on securities included in the Index. When we refer to the "value" of your note, we mean the value you could receive for your note if you are able to sell it in the open market before the stated maturity date.
In addition to the derivative component factors, the value of the notes will be affected by actual or anticipated changes in our creditworthiness. You should understand that the impact of one of the factors specified above, such as a change in interest rates, may offset some or all of any change in the value of the notes attributable to another factor, such as a change in the level of the Index. Because numerous factors are expected to affect the value of the notes, changes in the level of the Index may not result in a comparable change in the value of the notes.  We anticipate that the value of the notes will always be at a discount to the principal amount plus the maximum return.

PRS-9

Market Linked Notes—Upside Participation to a Cap and Principal Return at Maturity Notes Linked to the Nasdaq-100 Index® due January 5, 2027
The Notes Will Not Be Listed On Any Securities Exchange And We Do Not Expect A Trading Market For The Notes To Develop.
The notes will not be listed or displayed on any securities exchange or any automated quotation system. Although the agent and/or its affiliates may purchase the notes from holders, they are not obligated to do so and are not required to make a market for the notes. There can be no assurance that a secondary market will develop. Because we do not expect that any market makers will participate in a secondary market for the notes, the price at which you may be able to sell your notes is likely to depend on the price, if any, at which the agent is willing to buy your notes. If a secondary market does exist, it may be limited. Accordingly, there may be a limited number of buyers if you decide to sell your notes prior to stated maturity. This may affect the price you receive upon such sale. Consequently, you should be willing to hold the notes to stated maturity.
Our broker-dealer subsidiary, RBCCM, does not expect to make a market in the notes. If RBCCM determines that the agent is unable or unwilling to make a market in the notes at any time, RBCCM may, but is not obligated to, make a market in the notes at that time. If RBCCM makes a market in the notes at any time, its valuation of the notes may differ from the agent’s valuation, and consequently the price at which it may be willing to purchase the notes may differ from (and be lower than) the price at which the agent would have purchased the notes at that time.
Risks Relating To The Index
The Maturity Payment Amount Will Depend Upon The Performance Of The Index And Therefore The Notes Are Subject To The Following Risks, Each As Discussed In More Detail In The Accompanying Product Supplement.
•
Investing In The Notes Is Not The Same As Investing In The Index. Investing in the notes is not equivalent to investing in the Index. As an investor in the notes, your return will not reflect the return you would realize if you actually owned and held the securities included in the Index for a period similar to the term of the notes because you will not receive any dividend payments, distributions or any other payments paid on those securities. As a holder of the notes, you will not have any voting rights or any other rights that holders of the securities included in the Index would have.

•	Historical Levels Of The Index Should Not Be Taken As An Indication Of The Future Performance Of The Index During The Term Of The Notes.
•	Changes That Affect The Index May Adversely Affect The Value Of The Notes And The Maturity Payment Amount.
•	We Cannot Control Actions By Any Of The Unaffiliated Companies Whose Securities Are Included In The Index.
•	We And Our Affiliates Have No Affiliation With The Index Sponsor And Have Not Independently Verified Its Public Disclosure Of Information.
The Stated Maturity Date May Be Postponed If The Calculation Day Is Postponed.
The calculation day will be postponed if the originally scheduled calculation day is not a trading day or if the calculation agent determines that a market disruption event has occurred or is continuing on the calculation day. If such a postponement occurs, the stated maturity date will be the later of (i) the initial stated maturity date and (ii) three business days after the calculation day as postponed.
An Investment In The Notes Is Subject To Risks Relating To Non-U.S. Companies.
Because certain securities included in the Index are issued by non-U.S. issuers and/or are traded outside of the U.S., an investment in the notes involves particular risks. For example, the relevant non-U.S. securities markets may be more volatile than the U.S. securities markets, and market developments may affect these markets differently from the U.S. or other securities markets.
Risks Relating To Conflicts Of Interest
Our Economic Interests And Those Of Any Dealer Participating In The Offering Are Potentially Adverse To Your Interests.
You should be aware of the following ways in which our economic interests and those of any dealer participating in the distribution of the notes, which we refer to as a "participating dealer," are potentially adverse to your interests as an investor in the notes. In engaging in certain of the activities described below and as discussed in more detail in the accompanying product supplement, our affiliates or any participating dealer or its affiliates may take actions that may adversely affect the value of and your return on the notes, and in so doing they will have no obligation to consider your interests as an investor in the notes. Our affiliates or any participating dealer or its affiliates may realize a profit from these activities even if investors do not receive a favorable investment return on the notes.

PRS-10

Market Linked Notes—Upside Participation to a Cap and Principal Return at Maturity Notes Linked to the Nasdaq-100 Index® due January 5, 2027
•
The calculation agent is our affiliate and may be required to make discretionary judgments that affect the return you receive on the notes. RBCCM, which is our affiliate, will be the calculation agent for the notes. As calculation agent, RBCCM will determine any values of the Index and make any other determinations necessary to calculate any payments on the notes. In making these determinations, RBCCM may be required to make discretionary judgments that may adversely affect any payments on the notes. See the sections entitled "General Terms of the Notes— Certain Terms for Notes Linked to an Index—Market Disruption Events,"—Adjustments to an Index" and "—Discontinuance of an Index" in the accompanying product supplement. In making these discretionary judgments, the fact that RBCCM is our affiliate may cause it to have economic interests that are adverse to your interests as an investor in the notes, and RBCCM's determinations as calculation agent may adversely affect your return on the notes.

•	The estimated value of the notes was calculated by us and is therefore not an independent third-party valuation.
•	Research reports by our affiliates or any participating dealer or its affiliates may be inconsistent with an investment in the notes and may adversely affect the level of the Index.
•	Business activities of our affiliates or any participating dealer or its affiliates with the companies whose securities are included in the Index may adversely affect the level of the Index.
•	Hedging activities by our affiliates or any participating dealer or its affiliates may adversely affect the level of the Index.
•	Trading activities by our affiliates or any participating dealer or its affiliates may adversely affect the level of the Index.
•
A participating dealer or its affiliates may realize hedging profits projected by its proprietary pricing models in addition to any selling concession and/or fee, creating a further incentive for the participating dealer to sell the notes to you.

PRS-11

Market Linked Notes—Upside Participation to a Cap and Principal Return at Maturity Notes Linked to the Nasdaq-100 Index® due January 5, 2027
Hypothetical Examples and Returns
The payout profile, return table and examples below illustrate the maturity payment amount for a $1,000 principal amount note on a hypothetical offering of notes under various scenarios, with the assumptions set forth in the table below. The terms used for purposes of these hypothetical examples do not represent the actual starting level. The hypothetical starting level of 100.00 has been chosen for illustrative purposes only and does not represent the actual starting level. The actual starting level will be determined on the pricing date and will be set forth under "Terms of the Notes" above in the final pricing supplement. For historical data regarding the actual closing levels of the Index, see the historical information set forth below. The payout profile, return table and examples below assume that an investor purchases the notes for $1,000 per note. These examples are for purposes of illustration only and the values used in the examples may have been rounded for ease of analysis. The actual maturity payment amount and resulting pre-tax total rate of return will depend on the actual terms of the notes.
Hypothetical Maximum Return:	28.00% or $280.00 per note (the lowest possible maximum return that may be determined on the pricing date)
Hypothetical Starting Level:	100.00
Upside Participation Rate:	100%
Hypothetical Payout Profile

PRS-12

Market Linked Notes—Upside Participation to a Cap and Principal Return at Maturity Notes Linked to the Nasdaq-100 Index® due January 5, 2027
Hypothetical Returns
Hypothetical ending level	Hypothetical index return(1)	Hypothetical maturity payment amount per note	Hypothetical pre-tax total rate of return(2)
200.00	100.00%	$1,280.00	28.00%
175.00	75.00%	$1,280.00	28.00%
150.00	50.00%	$1,280.00	28.00%
140.00	40.00%	$1,280.00	28.00%
130.00	30.00%	$1,280.00	28.00%
128.00	28.00%	$1,280.00	28.00%
120.00	20.00%	$1,200.00	20.00%
115.00	15.00%	$1,150.00	15.00%
110.00	10.00%	$1,100.00	10.00%
105.00	5.00%	$1,050.00	5.00%
100.00	0.00%	$1,000.00	0.00%
95.00	-5.00%	$1,000.00	0.00%
90.00	-10.00%	$1,000.00	0.00%
80.00	-20.00%	$1,000.00	0.00%
70.00	-30.00%	$1,000.00	0.00%
60.00	-40.00%	$1,000.00	0.00%
50.00	-50.00%	$1,000.00	0.00%
25.00	-75.00%	$1,000.00	0.00%
0.00	-100.00%	$1,000.00	0.00%
(1)	The index return is equal to the percentage change from the starting level to the ending level (i.e., the ending level minus the starting level, divided by the starting level).
(2)	The hypothetical pre-tax total rate of return is the number, expressed as a percentage, that results from comparing the maturity payment amount per note to the principal amount of $1,000.

PRS-13

Market Linked Notes—Upside Participation to a Cap and Principal Return at Maturity Notes Linked to the Nasdaq-100 Index® due January 5, 2027
Hypothetical Examples
Example 1. Maturity payment amount is greater than the principal amount and reflects a return that is less than the maximum return:

Index
Hypothetical starting level:	100.00
Hypothetical ending level:	105.00
Hypothetical index return (ending level – starting level)/starting level:	5.00%

Because the hypothetical ending level is greater than the hypothetical starting level, the maturity payment amount per note would be equal to the principal amount of $1,000 plus a positive return equal to the lesser of:
(i)            $1,000 × index return × upside participation rate
$1,000 × 5.00% × 100.00%
= $50.00; and
(ii)            the maximum return of $280.00
On the stated maturity date you would receive $1,050.00 per note.
Example 2. Maturity payment amount is greater than the principal amount and reflects a return equal to the maximum return:

Index
Hypothetical starting level:	100.00
Hypothetical ending level:	150.00
Hypothetical index return (ending level – starting level)/starting level:	50.00%

Because the hypothetical ending level is greater than the hypothetical starting level, the maturity payment amount per note would be equal to the principal amount of $1,000 plus a positive return equal to the lesser of:
(i)            $1,000 × index return × upside participation rate
$1,000 × 50.00% × 100.00%
= $500.00; and
(ii)            the maximum return of $280.00
On the stated maturity date, you would receive $1,280.00 per note, which is the maximum maturity payment amount.

PRS-14

Market Linked Notes—Upside Participation to a Cap and Principal Return at Maturity Notes Linked to the Nasdaq-100 Index® due January 5, 2027
Example 3. Maturity payment amount is equal to the principal amount:

Index
Hypothetical starting level:	100.00
Hypothetical ending level:	95.00
Hypothetical index return (ending level – starting level)/starting level:	-5.00%

Even though the hypothetical ending level is less than the hypothetical starting level, you would not lose any of the principal amount of your notes.
On the stated maturity date you would receive $1,000.00 per note. This example illustrates that the notes provide for the repayment of the principal amount at maturity even in scenarios in which the level of the Index declines significantly from the starting level (subject to issuer credit risk).

PRS-15

Market Linked Notes—Upside Participation to a Cap and Principal Return at Maturity Notes Linked to the Nasdaq-100 Index® due January 5, 2027
The Nasdaq-100 Index®
All disclosures contained in this document regarding the Index, including, without limitation, its make up, method of calculation, and changes in its components, have been derived from publicly available sources. The information reflects the policies of, and is subject to change by, Nasdaq (the “Index Sponsor”). The Index Sponsor, which owns the copyright and all other rights to the Index, has no obligation to continue to publish, and may discontinue publication of, the Index. None of us, Wells Fargo Securities, LLC or RBCCM accepts any responsibility for the calculation, maintenance or publication of the Index or any successor index.
The Nasdaq-100 Index® is a modified market capitalization-weighted index of the 100 largest stocks of both U.S. and non-U.S. non-financial companies listed on The Nasdaq Stock Market. It does not contain securities of financial companies, including investment companies.  The Nasdaq-100 Index®, which includes companies across a variety of major industry groups, was launched on January 31, 1985, with a base index value of 250.00. On January 1, 1994, the base index value was reset to 125.00. The Nasdaq, Inc. (“Nasdaq”) publishes the NDX.  Current information regarding the market value of the NDX is available from Nasdaq, as well as numerous market information services.
The share weights of the component securities of the NDX at any time are based upon the total shares outstanding in each of those securities and are additionally subject, in certain cases, to rebalancing. Accordingly, each underlying stock’s influence on the level of the NDX is directly proportional to the value of its share weight.
Index Calculation
At any moment in time, the level of the NDX equals the aggregate value of the then-current share weights of each of the component securities, which are based on the total shares outstanding of each such component security, multiplied by each such security’s respective last sale price on The Nasdaq Stock Market (which may be the official closing price published by The Nasdaq Stock Market), and divided by a scaling factor (the “divisor”), which becomes the basis for the reported level of the NDX. The divisor serves the purpose of scaling such aggregate value to a lower order of magnitude, which is more desirable for reporting purposes.
Underlying Stock Eligibility Criteria and Annual Ranking Review
Initial Eligibility Criteria
To be eligible for initial inclusion in the NDX, a security must be listed on The Nasdaq Stock Market and meet the following criteria:
•	the security’s U.S. listing must be exclusively on the Nasdaq Global Select Market or the Nasdaq Global Market;
•	the security must be issued by a non-financial company;
•	the security may not be issued by an issuer currently in bankruptcy proceedings;
•
the security must generally be a common stock, ordinary share, American Depositary Receipt, or tracking stock (closed-end funds, convertible debentures, exchange traded funds, limited liability companies, limited partnership interests, preferred stocks, rights, shares or units of beneficial interests, warrants, units and other derivative securities are not included in the NDX, nor are the securities of investment companies);

•	the security must have a three-month average daily trading volume of at least 200,000 shares;
•
if the security is issued by an issuer organized under the laws of a jurisdiction outside the United States, it must have listed options on a recognized market in the United States or be eligible for listed-options trading on a recognized options market in the United States;

•	the issuer of the security may not have entered into a definitive agreement or other arrangement which would likely result in the security no longer being eligible;
•	the issuer of the security may not have annual financial statements with an audit opinion that is currently withdrawn; and
•
the security must have traded for at least three full calendar months, not including the month of initial listing, on an “eligible exchange,” as determined under the index rules. A security that was added to the index as the result of a spin-off event will be exempt from this requirement.

Continued Eligibility Criteria
In addition, to be eligible for continued inclusion in the NDX the following criteria apply:
•	the security’s U.S. listing must be exclusively on the Nasdaq Global Select Market or the Nasdaq Global Market;
•	the security must be issued by a non-financial company;
•	the security may not be issued by an issuer currently in bankruptcy proceedings;
•	the security must have an average daily trading volume of at least 200,000 shares in the previous three‑month trading period as measured annually during the ranking review process described below;

PRS-16

Market Linked Notes—Upside Participation to a Cap and Principal Return at Maturity Notes Linked to the Nasdaq-100 Index® due January 5, 2027
•
if the issuer of the security is organized under the laws of a jurisdiction outside the United States, then such security must have listed options on a recognized market in the United States or be eligible for listed‑options trading on a recognized options market in the United States, as measured annually during the ranking review process;

•	the issuer of the security may not have entered into a definitive agreement or other arrangement that would likely result in the security no longer being eligible;
•
the security must have an adjusted market capitalization equal to or exceeding 0.10% of the aggregate adjusted market capitalization of the NDX at each month-end. In the event that a company does not meet this criterion for two consecutive month-ends, it will be removed from the NDX effective after the close of trading on the third Friday of the following month;

•
the security that was added to the NDX as the result of a spin-off event has an adjusted market capitalization below 0.10% of the aggregated adjusted market capitalization of the NDX at the end of its second day of regular way trading as an NDX member; and

•	the issuer of the security may not have annual financial statements with an audit opinion that is currently withdrawn.
These eligibility criteria may be revised from time to time by Nasdaq without regard to the Notes.
Annual Ranking Review
The component securities are evaluated on an annual basis (the “Ranking Review”), except under extraordinary circumstances, which may result in an interim evaluation, as follows. Securities that meet the applicable eligibility criteria are ranked by market value. The top 75 eligible securities will be selected for inclusion in the NDX. Any other securities that were already members of the NDX and are ranked within the top 100 (based on market capitalization) are retained in the NDX. In the event that fewer than 100 securities pass the above two criteria, the remaining positions will first be filled, in rank order, by securities currently in the NDX ranked in positions 101-125 that were ranked in the top 100 at the previous Ranking Reviews. The data used in the ranking includes end of October market data and is updated for total shares outstanding submitted in a publicly filed SEC document via EDGAR through the end of November.
Replacements are made effective after the close of trading on the third Friday in December. Moreover, if at any time during the year other than the Ranking Review, a component security is determined by Nasdaq to become ineligible for continued inclusion in the NDX, the security will be replaced with the largest market capitalization security meeting the eligibility criteria listed above and not currently included in the NDX.
Index Maintenance
In addition to the Ranking Review, the securities in the NDX are monitored every day by Nasdaq with respect to changes in total shares outstanding arising from corporate events, such as stock dividends, stock splits and certain spin-offs and rights issuances. Nasdaq has adopted the following quarterly scheduled weight adjustment procedures with respect to those changes. If the change in total shares outstanding arising from a corporate action is greater than or equal to 10%, that change will be made to the NDX as soon as practical after being sufficiently verified, normally within ten days of such corporate action. Otherwise, if the change in total shares outstanding is less than 10%, then all such changes are accumulated and made effective at one time on a quarterly basis after the close of trading on the third Friday in each of March, June, September and December.
In either case, the share weights for those component securities are adjusted by the same percentage amount by which the total shares outstanding have changed in those securities. Ordinarily, whenever there is a change in the share weights, a change in a component security, or a change to the price of a component security due to spin-off, rights issuances or special cash dividends, Nasdaq adjusts the divisor to ensure that there is no discontinuity in the level of the NDX that might otherwise be caused by any of those changes. All changes will be announced in advance.
Index Rebalancing
The NDX is rebalanced on a quarterly basis in March, June, September and December in accordance with Nasdaq’s rules.  Rebalance changes become effective after the close of trading on the third Friday in March, June, September and December.  A special rebalance may be conducted at any time based on specified weighting restrictions if it is determined to be necessary to maintain the integrity of the underlying index.
Ordinarily, new rebalanced weights will be determined by applying the above procedures to the current share weights. However, Nasdaq may from time to time determine rebalanced weights, if necessary, by instead applying the above procedure to the actual current market capitalization of the component securities. In those instances, Nasdaq would announce the different basis for rebalancing prior to its implementation.
License Agreement
The notes are not sponsored, endorsed, sold or promoted by Nasdaq, Inc. or its affiliates (collectively, “Nasdaq”).  Nasdaq has not passed on the legality or suitability of, or the accuracy or adequacy of descriptions and disclosures relating to, the notes.  Nasdaq makes no representation or warranty, express or implied to the owners of the notes, or any member of the public regarding the advisability of investing in securities generally or in the notes particularly, or the ability of the NDX to track general stock market performance.  Nasdaq’s only relationship to us is in the licensing of the Nasdaq®, NDX trademarks or service marks, and certain trade names of Nasdaq and the use of the NDX which are determined, composed and calculated by Nasdaq without regard to us or the securities.

PRS-17

Market Linked Notes—Upside Participation to a Cap and Principal Return at Maturity Notes Linked to the Nasdaq-100 Index® due January 5, 2027
Nasdaq has no obligation to take the needs of us or the owners of the notes into consideration in determining, composing or calculating the NDX.  Nasdaq is not responsible for and has not participated in the determination of the timing of, prices at, or quantities of the notes to be issued or in the determination or calculation of the equation by which the notes are to be converted into cash.  Nasdaq has no liability in connection with the administration, marketing or trading of the notes.
NASDAQ DOES NOT GUARANTEE THE ACCURACY AND/OR UNINTERRUPTED CALCULATION OF THE NDX OR ANY DATA INCLUDED THEREIN. NASDAQ MAKES NO WARRANTY, EXPRESS OR IMPLIED, AS TO RESULTS TO BE OBTAINED BY LICENSEE, OWNERS OF THE NOTES, OR ANY OTHER PERSON OR ENTITY FROM THE USE OF THE NDX OR ANY DATA INCLUDED THEREIN.  NASDAQ MAKES NO EXPRESS OR IMPLIED WARRANTIES, AND EXPRESSLY DISCLAIMS ALL WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE OR USE WITH RESPECT TO THE NDX OR ANY DATA INCLUDED THEREIN. WITHOUT LIMITING ANY OF THE FOREGOING, IN NO EVENT SHALL NASDAQ HAVE ANY LIABILITY FOR ANY LOST PROFITS OR SPECIAL, INCIDENTAL, PUNITIVE, INDIRECT, OR CONSEQUENTIAL DAMAGES, EVEN IF NOTIFIED OF THE POSSIBILITY OF SUCH DAMAGES. NASDAQ®, NASDAQ 100® AND NASDAQ 100 INDEX® ARE TRADE OR SERVICE MARKS OF NASDAQ AND ARE INCENSED FOR USE BY US.  THE NOTES HAVE NOT BEEN PASSED ON BY NASDAQ AS TO THEIR LEGALITY OR SUITABILITY. THE NOTES ARE NOT ISSUED, ENDORSED, SOLD OR PROMOTED BY NASDAQ. NASDAQ MAKES NO WARRANTIES AND BEARS NO LIABILITY WITH RESPECT TO THE NOTES.

PRS-18

Market Linked Notes—Upside Participation to a Cap and Principal Return at Maturity Notes Linked to the Nasdaq-100 Index® due January 5, 2027
Historical Information
We obtained the closing levels of the Index in the graph below from Bloomberg Finance L.P., without independent verification.
The following graph sets forth daily closing levels of the Index for the period from January 1, 2018 to May 26, 2023. The closing level on May 26, 2023 was 14,298.41. The historical performance of the Index should not be taken as an indication of the future performance of the Index during the term of the notes.

PRS-19

Market Linked Notes—Upside Participation to a Cap and Principal Return at Maturity Notes Linked to the Nasdaq-100 Index® due January 5, 2027
United States Federal Tax Considerations
The following discussion supplements, and to the extent applicable supersedes, the discussion in the accompanying product supplement under the caption “United States Federal Tax Considerations.”
No statutory, judicial, or administrative authority directly addresses the characterization of the notes or securities similar to the notes for U.S. federal income tax purposes. As a result, certain aspects of the U.S. federal income tax consequences of an investment in the notes are not certain. Although there is no statutory, judicial, or administrative authority directly addressing the characterization of the notes, in the opinion of our counsel, Ashurst LLP, the notes should be treated as “contingent payment debt instruments” for U.S. federal income tax purposes, subject to taxation under the “noncontingent bond method.” The balance of this discussion assumes that this characterization is proper and will be respected.
U.S. Holders
If the notes are properly characterized as contingent payment debt instruments for U.S. federal income tax purposes, the notes generally will be subject to Treasury regulations governing contingent payment debt instruments. Under those regulations, and as further described under “United States Federal Tax Considerations” beginning on page PS-30 of product supplement WF2, a U.S. holder will be required to report original issue discount (“OID”) or interest income based on a “comparable yield” and a “projected payment schedule,” established by us for determining interest accruals and adjustments with respect to the notes. A U.S. holder of notes may be required to include in income OID in excess of actual cash payments received for certain taxable years.
We have determined that the comparable yield for the notes is equal to         % per annum, compounded semi-annually with a projected payment at maturity of $          based on an investment of $1,000.
We expect the final pricing supplement will include the table below, setting forth, with respect to the principal amount of the notes for each applicable accrual period through the maturity date of the notes: (i) the amount of interest deemed to have accrued during the accrual period and (ii) the total amount of interest deemed to have accrued from the original issue date through the end of the accrual period. The table will be based upon a hypothetical projected payment schedule (including estimates of the annual interest payments) and a hypothetical comparable yield determined based on market conditions on or about the Pricing Date. It will be determined by us for purposes of illustrating the application of the U.S. Internal Revenue Code of 1986, as amended (the "Code") and the Treasury regulations to the notes as if the notes had been issued on the issue date and were scheduled to mature on the maturity date. This tax accrual table will be based upon a hypothetical projected payment schedule per $1,000 principal amount of the notes, which would consist of estimates of the annual interest payments and a repayment of a specified amount at maturity. The comparable yield and projected payment schedule are not provided to you for any purpose other than the determination of your interest accruals in respect of your notes, and we make no representation regarding the amount of contingent payments with respect to your notes.
Accrual Period	Interest Deemed to Accrue During Accrual Period (per $1,000 principal amount of the Notes)	Total Interest Deemed to Have Accrued from Original Issue Date (per $1,000 principal amount of the Notes)
July 5, 2023 through December 31, 2023	$	$
January 1, 2024 through December 31, 2024	$	$
January 1, 2025 through December 31, 2025	$	$
January 1, 2026 through December 31, 2026	$	$
January 1, 2027 through January 5, 2027	$	$
Upon a sale, exchange, redemption, retirement, or other disposition of the notes, a U.S. holder generally will recognize taxable gain or loss equal to the difference between the amount realized and that holder’s tax basis in the notes. A U.S. holder’s tax basis in the notes generally will equal the cost of the notes, increased by the amount of OID previously accrued by the holder for the notes. A U.S. holder generally will treat any gain as interest income, and will treat any loss as ordinary loss to the extent of the excess of previous interest inclusions over the total negative adjustments previously taken into account as ordinary losses, and the balance as long-term or short-

PRS-20

Market Linked Notes—Upside Participation to a Cap and Principal Return at Maturity Notes Linked to the Nasdaq-100 Index® due January 5, 2027
term capital loss depending upon the U.S. holder’s holding period for the note. The deductibility of capital losses by a U.S. holder is subject to limitations.
Non-U.S. Holders
Please see the discussion under "United States Federal Tax Considerations—Non-U.S. Holders" beginning on page PS-32 of product supplement WF2 for material U.S. federal income tax consequences that will apply to non-U.S. holders of the notes.
Under Section 871(m) of the Code, a “dividend equivalent” payment is treated as a dividend from sources within the United States. Such payments generally would be subject to a 30% U.S. withholding tax if paid to a non-U.S. holder. Under U.S. Treasury Department regulations, payments (including deemed payments) with respect to equity-linked instruments (“ELIs”) that are “specified ELIs” may be treated as dividend equivalents if such specified ELIs reference, directly or indirectly, an interest in an “underlying security,” which is generally any interest in an entity taxable as a corporation for U.S. federal income tax purposes if a payment with respect to such interest could give rise to a U.S. source dividend. However, the IRS has issued guidance that states that the U.S. Treasury Department and the IRS intend to amend the effective dates of the U.S. Treasury Department regulations to provide that withholding on dividend equivalent payments will not apply to specified ELIs that are not delta-one instruments and that are issued before January 1, 2025. Based on our determination that the notes are not delta-one instruments, non-U.S. holders should not be subject to withholding on dividend equivalent payments, if any, under the notes. However, it is possible that the notes could be treated as deemed reissued for U.S. federal income tax purposes upon the occurrence of certain events affecting the Index or the notes (for example, upon the Index rebalancing), and following such occurrence the notes could be treated as subject to withholding on dividend equivalent payments. Non-U.S. holders that enter, or have entered, into other transactions in respect of the Index or the notes should consult their tax advisors as to the application of the dividend equivalent withholding tax in the context of the notes and their other transactions. If any payments are treated as dividend equivalents subject to withholding, we (or the applicable withholding agent) would be entitled to withhold taxes without being required to pay any additional amounts with respect to amounts so withheld.

PRS-21